                                                              EXHIBIT 99(p)(xix)


CODE OF ETHICS - A. STANDARDS OF PROFESSIONAL CONDUCT*

         I. Compliance with Governing Laws and Regulations and this Code of Ethics

              A.  Prohibition Against Assisting Legal and Ethical Violations

                  The employee shall not knowingly participate in, or assist, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency or department, or regulatory organization governing his professional, financial, or business activities, nor any act which would violate any provision of this Code of Ethics. In the event of conflict or inconsistency, the employee must comply with the more strict law, rule, regulation or code. The employee has a duty to report any violation by any person of this Code of Ethics to the Compliance Department.

              B.  Prohibition Against Use of Material Nonpublic Information

                  The employee shall comply with all laws and regulations relating to the use and communication of material nonpublic information. The employee's duty is generally defined as to not trade while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated.

                  Duties hereunder include the following: (1) if the employee acquires such information as a result of a special or confidential relationship with the issuer or others, he shall not communicate the information (other than to an appropriate person within the relationship), or take investment action on the basis of such information, if it violates that relationship; and (2) if the employee is not in a special or confidential relationship with the issuer or others, he shall not communicate or act on material nonpublic information if he knows, or should have known, that such information (a) was disclosed to him, or (b) would result in a breach of a duty, or (c) was misappropriated.

                  If such a breach of duty exists, the employee shall immediately notify the President.

                  For more information about material nonpublic information see NISA's Insider Trading Policy, Section B. of this Code of Ethics.

              C.  Responsibilities of Supervisors

                  An employee with supervisory responsibility shall exercise reasonable supervision over those subordinate employees subject to his control, to prevent and detect any violation by such persons of applicable statutes, regulations, or provisions of this Code of Ethics.

         II.      Investment Recommendations and Actions

              A.  Reasonable Basis and Representations

                  1. The employee shall exercise diligence and thoroughness in making an investment recommendation to others or in taking an investment action for others.


----------

* Adapted from the Association for Investment Management and Research Standards of Professional Conduct, as amended and restated May 1999.

                  2. The employee shall have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation.

                  3. The employee shall make reasonable and diligent efforts to avoid any material misrepresentation in any investment recommendation.

                  4. The employee shall maintain appropriate records to support the reasonableness of such recommendations and actions.

              B.  Portfolio Investment Recommendations and Actions

                  1. The employee shall, when making an investment recommendation or taking an investment action for a specific portfolio or client, consider its appropriateness and suitability for such portfolio or client. In considering such matters, the employee shall take into account (a) the needs and circumstances of the client, (b) the basic characteristics of the investment involved, and (c) the basic characteristics of the total NISA managed portfolio. The employee shall use reasonable judgment to determine the applicable relevant factors.

                  2. The employee shall distinguish between facts and opinions in the presentation of investment recommendations.

                  3. The employee shall disclose to clients and prospective clients the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients any changes that might significantly affect those processes.

              C.  Prohibition Against Plagiarism

                  The employee shall not, when presenting material to NISA, associates, customers, clients, or the general public, copy or use in substantially the same form material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material. The employee may, however, use without acknowledgment factual information published by recognized financial and statistical reporting services or similar sources.

              D.  Prohibition Against Misrepresentation of Services

                  The employee shall not make any statements, orally or in writing, which misrepresent (1) the services that the employee or NISA is capable of performing for the client, (2) the qualifications of such employee or NISA, (3) the expected performance of any investment, or (4) any other aspect relating to any professional activities.

                  The employee shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its return except communication of accurate information as to the terms of the investment instrument and the issuer's obligations under the instrument.

                  All non-routine written communication to a client, prospective client or consultant must be pre-approved by the President, Legal Officer, or Senior Compliance Officer. For more information, see NISA's Correspondence Policy

              E.  Performance Presentation Standards

                  1. The employee shall not make any statements, oral or written, which misrepresent the investment performance that the employee or NISA has accomplished or can reasonably be expected to achieve.

                  2. If an employee communicates directly or indirectly performance information ("Performance Information") to a client, prospective client or consultant, the employee shall make every reasonable effort to assure that such Performance Information is a fair, accurate and complete presentation of such performance. Performance Information may not be sent to a prospective client or consultant without the prior approval of the President.

                  3. An employee presenting Performance Information may use the following legend on the Performance Information presentation, but only if the employee has made every reasonable effort to assure that such presentation is in compliance with the Performance Standards in all material respects:

                      This Report has been prepared and presented in compliance with the Performance Presentation Standards of the Association for Investment Management and Research, the U.S. and Canadian version of the Global Investment Performance Standards.

                  For more information about reporting requirements, see the Performance Reporting section of NISA's Correspondence Policy.

              F.  Fair Dealing with Customers and Clients

                  The employee shall act in a manner consistent with his obligation to deal fairly with all customers and clients when
                  (1) disseminating investment recommendations, (2) disseminating material changes in prior investment advice, (3) taking investment action, or (4) engaging in other professional activities.

              G.  Market Manipulation

                  The employee shall not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

         III.     Priority of Transactions

                  The employee shall conduct himself in such a manner that transactions for his customers, clients and NISA have priority over personal security transactions so that such transactions do not operate adversely to customer, client and NISA interests. NISA has implemented a Personal Securities Transactions Policy which applies to all employees. The policy covers (i) an employee's trading of securities for accounts other than those of NISA's clients, and (ii) trading by other persons for any account in which the employee has beneficial ownership.

                  For purposes of NISA's Code of Ethics, the following are included within the meaning of beneficial ownership: accounts involving (a) the employee's spouse or minor children, (b) any relative of an employee (or employee's spouse) living in the employee's household or (c) any other person if the employee obtains benefits from such account substantially equivalent to those of ownership.

         IV.      Disclosure of Conflicts

                  The employee, before making investment recommendations, or taking investment actions, shall disclose to NISA any material conflict of interest relating to him and any material beneficial ownership of the securities or other investments involved that could reasonably be expected to impair his ability to render unbiased and objective advice.

                  The employee shall disclose to NISA all matters that could reasonably be expected to interfere with his duty to NISA, or with his ability to render unbiased and objective advice prior to taking any action.

                  The employee shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing his activities and shall comply with any prohibitions on his activities if a conflict of interest exists.

         V.       Compensation

              A.  Disclosure of Additional Compensation Arrangements

                  The employee shall inform NISA of compensation or other benefit arrangements in connection with his services to NISA which are in addition to compensation from NISA for such services.

              B.  Disclosure of Referral Fees

                  The employee shall make appropriate disclosure to a prospective client or customer of any consideration paid or other benefit delivered to others for recommending his services to that prospective client or customer.

              C.  Duty to NISA

                  The employee shall not undertake independent practice which could result in compensation or other benefit in competition with NISA unless he has received written consent from both NISA and the person for whom he undertakes independent employment.

                  For more information see NISA's Gift Policy, Section E. of this Code of Ethics.

         VI.      Relationships with Others

              A.  Preservation of Confidentiality

                  An employee shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless the employee receives information concerning illegal activities on the part of the client, disclosure is required by law or the client provides permission allowing disclosure of the information, any such disclosure shall be cleared first with the Legal Officer or the President.

              B.  Maintenance of Independence and Objectivity

                  The employee must use reasonable care and judgment to achieve and maintain independence and objectivity in his professional activities. The employee must not offer, solicit, or accept any gift, benefit, compensation, or consideration that could be reasonably expected to compromise the employee's or NISA's independence and objectivity.

                  For more information see NISA's Gift Policy, Section E. of this Code of Ethics.

              C.  Fiduciary Duties

                  The employee, in relationships with clients, shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom it is owed.

         VII.     Professional Misconduct

                  The employee shall not (1) commit a criminal act that upon conviction materially reflects adversely on his honesty, trustworthiness or fitness as an employee in other respects, or (2) engage in conduct involving dishonesty, fraud, deceit or misrepresentation.

                  The employee shall promptly inform the Legal Officer or a Compliance Officer of any such conviction, arrest or conduct.


These standards will be reviewed each year. They will be distributed annually to all employees.


(06/2004)

CODE OF ETHICS - B. INSIDER TRADING POLICY

                        NISA INVESTMENT ADVISORS, L.L.C.
                             (THE "FIRM" OR "NISA")


SECTION I.
POLICY STATEMENT ON INSIDER TRADING


                  D. A. Introduction

         The Firm seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our advisory clients is something we value and endeavor to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

         Trading securities whether for your portfolio or NISA's clients, while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of $1,000,000 or more and/or ten or more years of imprisonment. Moreover, the Securities and Exchange Commission can recover the profits gained or losses avoided through improper trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

         Regardless of whether a government inquiry occurs, NISA views seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, up to and including dismissal.

B.       SCOPE OF THE POLICY STATEMENT

         This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by NISA employees (including accounts involving
(a) the employee's spouse or minor children, (b) any relative of an employee (or the employee's spouse) living in the same household or (c) any other person if the employee obtains benefits from such account substantially equivalent to those of ownership).

         The law of insider trading is unsettled; an individual may legitimately be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to the Legal Officer or a Compliance Officer. You also must notify the Legal Officer or a Compliance Officer, immediately if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

C.       POLICY STATEMENT ON INSIDER TRADING

         No person to whom this Policy Statement applies, including you, may TRADE, either personally or on behalf of others (including accounts managed by the Firm), while in possession of material, nonpublic information; nor may NISA personnel COMMUNICATE material, nonpublic information to others in violation of the law. This section reviews principles important to the Policy Statement.

         1.       WHAT IS MATERIAL INFORMATION?

         Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information that would likely effect the price of a company's securities if disclosed. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Legal Officer or a Compliance Officer.

Material information also may relate to the MARKET for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the WALL STREET JOURNAL'S Heard on the Street column.

         2.       WHAT IS NONPUBLIC INFORMATION?

         Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

         3.       IDENTIFYING INSIDE INFORMATION

         Before executing any trade for yourself or others, including any accounts managed by NISA, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

                           i. Report the information and proposed trade
                  immediately to the Legal Officer or a Compliance Officer.

                           ii. Do not purchase or sell the securities on behalf
                  of yourself or others, including accounts managed by NISA.

                           iii. Do not communicate the information inside or
                  outside NISA, other than to the Legal Officer or a Compliance Officer.

                           iv. After the Legal Officer or a Compliance Officer
                  has reviewed the issue, NISA will determine whether the information is material and nonpublic and, if so, what action NISA should take.

YOU SHOULD CONSULT WITH THE LEGAL OFFICER OR A COMPLIANCE OFFICER BEFORE TAKING ANY ACTION. THIS DEGREE OF CAUTION WILL PROTECT YOU, OUR CLIENTS AND NISA.

         4.       CONTACTS WITH PUBLIC COMPANIES.

         Contacts with public companies may represent an important part of our research efforts. NISA may make investment decisions on the basis of our conclusions formed through such contacts and analysis of publicly-available information. Moreover, in the course of providing certain investment advisory services to public companies, NISA employees may become aware of MATERIAL, nonpublic information. Difficult legal issues arise, however, when, in the course of these contacts, a NISA employee or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, if an investor relations representative makes a selective disclosure of adverse news to a handful of investors, or if NISA's public company client discloses news or strategies related to the company to NISA employees and such information has not been disclosed to any other investor. In such situations, NISA must make a judgment as to its further conduct. To protect yourself, our clients and NISA, you should contact the Legal Officer or Compliance Officer immediately if you believe that you may have received material, nonpublic information.

         5.       TENDER OFFERS.

         Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. NISA employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

SECTION II.
PROCEDURES TO IMPLEMENT THE POLICY STATEMENT ON INSIDER TRADING

A.       PROCEDURES TO IMPLEMENT THE FIRM'S POLICY STATEMENT AGAINST INSIDER
         TRADING

         The following procedures have been established to aid the NISA employees in avoiding insider trading, and to aid NISA in preventing, detecting and imposing sanctions against insider trading. Every NISA employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Legal Officer or the Compliance Officer.

         1.       PERSONAL SECURITIES TRADING

         All employees are subject to NISA's Personal Securities Transactions Policy set out in Section VII.(c). The policy covers (i) an employee's trading of securities for accounts other than those of NISA's clients, and (ii) trading by other persons for any account in which the employee has a beneficial interest. For purposes of NISA's Code of Ethics, the following are included within the meaning of beneficial interest: accounts involving (a) the employee's spouse or minor children, (b) any relative of an employee (or the employee's spouse) living in the employee's household or (c) any other person if the employee obtains benefits from such account substantially equivalent to those of ownership. Within seven days of employment, of opening a new brokerage account, and of being granted trading authority in an account, all employees are required to report each brokerage account subject to this policy to the Compliance Department. All employees shall submit to the Compliance Department each quarter a report of every security transaction covered by the policy. Please see NISA's Personal Securities Transactions Policy for additional details.

         2.       HIGH-RISK TRADING ACTIVITIES

         Certain high-risk trading activities, if used in the management of the personal trading portfolios of NISA employees, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the term of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase ("call") or sell ("put") securities at certain predetermined prices. NISA employees should understand that short sales and trading in derivative instruments involve special risks -- derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each employee to NISA may heighten those risks. For example, if NISA becomes aware of material, nonpublic information about the issuer of the underlying securities, NISA employees may find themselves "frozen" in a position in a derivative security. NISA will not bear any losses resulting in personal accounts through the implementation of this Policy Statement.

         3.       RESTRICTIONS ON DISCLOSURES

         NISA employees shall not disclose any nonpublic information (whether it is material or not) relating to NISA or its securities transactions to any person outside of NISA (unless such disclosure has been authorized by the Legal Officer or a Compliance Officer). Material, nonpublic information may not be communicated to anyone, including persons within NISA, except as provided in
Section I above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

         4.       NO TRADE OR RESTRICTED TRADE ORDERS

         NISA reserves the right at any time to name a security with respect to which no trading (or only limited trading) will be allowed. If NISA issues such a no-trade or restricted trade order, the existence of such order and the security(ies) subject to such order are to be kept strictly confidential.

SECTION III.
SUPERVISORY PROCEDURES

A.       SUPERVISORY PROCEDURES

         NISA has assigned the Compliance Department the primary responsibility for the implementation and maintenance of NISA's policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications -- prevention of insider trading and detection of insider trading.

         1.       PREVENTION OF INSIDER TRADING

To prevent insider trading, the Compliance Department should:

                           i. undertake such educational activities as it deems
                  necessary to familiarize employees with NISA's policy and procedures;

                           ii. answer questions regarding NISA's policy and
                  procedures;

                           iii. require employees to certify annually that they
                  have read and understand NISA's policy on insider trading.

                           iv. resolve issues of whether information received by
                  an employee of NISA is material and nonpublic and determine what action, if any, should be taken;

                           v. review on a regular basis and update as necessary
                  NISA's policy and procedures; and

                           vi. when it has been determined that a NISA employee
                  has material, nonpublic information:

                                    1. implement measures to prevent
                           dissemination of such information, and

                                    2. if necessary, restrict employees from
                           trading the securities.

         2.       DETECTION OF INSIDER TRADING

         To detect insider trading, the Compliance Department should:

                           i. review the quarterly trading activity reports
                  filed by each employee;

                           ii. review the trading activity of the accounts
                  managed by NISA;

                           iii. review trading activity of NISA's own account,
                  if any;

                           iv. promptly investigate all reports of any possible
                  violations of NISA's Policy and Procedures to Detect and Prevent Insider Trading; and

                           v. coordinate the review of such reports with other
                  appropriate NISA employees.

          3.      SPECIAL REPORTS TO MANAGEMENT

                                    Promptly upon learning of a potential
                           violation of NISA's Policy and Procedures to Detect and Prevent Insider Trading, the Compliance Department should prepare a written report to management providing full details, which may include:
                           (1) the name of particular securities involved, if any; (2) the date(s) the Compliance Department learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

          4.      GENERAL REPORTS TO MANAGEMENT AND/OR THE BOARD OF DIRECTORS

                                    On an as-needed or periodic basis, NISA may
                  find it useful for the Compliance Department to prepare a written report to the management of the Firm setting forth some or all of the following:

                           i. a summary of existing procedures to detect and
                  prevent insider trading;

                           ii. a summary of changes in procedures made in the
                  last year;

                           iii. full details of any investigation since the last
                  report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation;

                           iv. an evaluation of the current procedures and a
                  description of anticipated changes in procedures; and

                           v. a description of the Firm's continuing educational
                  program regarding insider trading, including the dates of such programs since the last report to management.


(06/2004)

CODE OF ETHICS - C. PERSONAL SECURITIES TRANSACTIONS POLICY

         I.       Overview

                  As part of NISA Investment Advisors, L.L.C.'s, Standards of Professional Conduct, a policy has been developed governing employees' securities transactions. The policy covers (i) an employee's trading of securities for accounts other than those of NISA's clients, and (ii) trading by other persons for any account in which the employee has a beneficial interest. For purposes of this policy, the following are included within the meaning of beneficial interest: accounts involving (a) the employee's spouse or minor children, (b) any relative of an employee (or the employee's spouse) living in the employee's household or (c) any other person if the employee obtains benefits from such account substantially equivalent to those of ownership. For the purpose of this policy only, the following definition of security notwithstanding, transactions in portfolios managed by an independent third party fiduciary, open-end investment companies (mutual and money market funds), securities representing direct U.S. Government obligations other than Treasury Inflation Protection Securities, variable insurance products, and certain high quality short-term investments (e.g., commercial paper, bankers' acceptances, and certificates of deposit) are not considered personal securities transactions (except for the prohibitions stated in section III.4. below with respect to the "60-day rule"). For purposes of clarification, for the purpose of this policy transactions in Treasury Inflation Protection Securities are considered personal securities transactions.

                  Because the personal securities transactions of an employee may conflict with his or her duty to our clients, the personal securities transactions of all employees will be closely monitored and regularly reviewed by the Compliance Department to determine whether further restrictions on personal securities transactions are necessary. The Compliance Department will consider, among other things, whether an employee's specific personal securities transactions conflict with recommendations or transactions in our client accounts and whether the total volume of any particular employee's personal securities transactions is such that it could be interfering with his or her ability to perform his or her normal job functions.

                  THE PURCHASE OF SHARES OF THE AMERICAN AADVANTAGE TREASURY INFLATION PROTECTED SECURITIES FUND IS PROHIBITED.

         II.      Definition of Security

                  For purposes of this policy, the term "security" means any interest or instrument commonly known as a security, whether debt or equity, including stock, bond, note, and debenture, including but not limited to, commodity transactions.

         III.     Personal Trading Policy

                  1. Preclearance of a personal security transaction (buy or sell) by the appropriate Director or his/her designee and a member of the Compliance Department is required prior to execution.

                  2. Purchase of Private Placements and Initial Public Offerings of equity or equity-related securities is prohibited if any member of the syndicate group is a firm with whom NISA currently does business or with whom NISA anticipates doing business.

                           Preclearance of a purchase of Private Placements and Initial Public Offerings must include preclearance by a Compliance Officer or the Legal Officer to ascertain that no member of the syndicate group is a firm with whom NISA currently does business or with whom NISA anticipates doing business.

                  3. Employees may not purchase or sell a security within one trade date of an actual or potential buy or sale of the same security by NISA.

                  4. In order to encourage long term investing, NISA has adopted the "60-day rule" which prohibits employees from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days. This rule applies to all financial instruments including open-end mutual funds (except money market funds). Any profits realized on such short-term trades will be required to be disgorged. Additionally, margin trading is strictly prohibited.

                  5. The Compliance Department will closely monitor and regularly review trading activity to determine whether, after consultation with the President, further limits should be placed on employee trading.

         IV.      Preclearance Process

                  1. Employees will complete the Personal Securities Transaction Approval Request Form, available on the NISAnet, for each transaction requiring preclearance.

                  2. Employees will obtain written confirmation from the Director of Fixed Income (for bond trades), the Director of Equity Portfolio Trading (for equity trades), or their designated representatives, stating that NISA does not have an order pending, does not anticipate an order on the current day or next day and has not executed an order in the particular security on the current day or on the prior trading day. The appropriate party should sign the form.

                  3. Once the appropriate Director has verified that a proposed personal trade would not violate NISA policy, the employee will present the form to a member of the Compliance Department for preclearance approval. Once precleared, the trade can be executed. Precleared trades must be executed on the day approved. If a precleared trade is not executed on the day approved, the approval expires and the approval process described above must be repeated.

                  4. Once a precleared trade is executed, the employee must enter the trade into NISA's trade monitoring system.

                  5. Employees will maintain accounts and execute transactions only with brokerage firms which do not do business with NISA, unless advance written approval is obtained from the Compliance Department.

         IV.      Reporting

                           The requirements listed below apply to all brokerage accounts to which this policy applies.

                  1. Within seven days of employment, of opening a new brokerage account, and of being granted trading authority in an account, all employees are required to report each brokerage account subject to this policy to the Compliance Department, and to input all trade and account information into NISA's trade monitoring system. The Compliance Department will direct the broker to mail duplicate account statements to NISA. Employees are required to disclose each brokerage account's name, account holder, name and number of shares held in each account, trading authority and account number to the Compliance Department within seven days of opening a new brokerage account, being granted trading authority in an account and annually.

                  2. All employees are required to submit a report listing all securities transactions for the quarter within seven days of a quarter's end. The report must include: i) the name of the security and the ticker (for equity) or the cusip (for debt), ii) the number of shares included in the transaction, iii) the date of the transaction, iv) the nature of the transaction (i.e., purchase, sale or other acquisition or disposition), v) the price, vi) the name of the broker, dealer or bank with whom the transaction was effected, and vii) the date the report is submitted. The report must include all acquisitions and dispositions including, but not limited to: programs that automatically reinvest dividends, charitable contributions, acquisition or disposition through gift or inheritance or through the exercise of warrants. The acquisition of securities through merger, acquisition or spin-offs programs that automatically reinvest dividends, gift, inheritance or the exercise of warrants does not have to be pre-approved, but must be reported. Similarly, the disposition of securities through charitable contributions or gifts need not be pre-approved, but must be reported. The Compliance Department shall be responsible for determining whether all securities transactions reports were received in a timely manner.

                  3. All employees are required to attest that they have complied with the 60-day rule each quarter with respect to all financial instruments except money market funds.

                  4. The Compliance Department will regularly review all documents for compliance to NISA's personal investment policy.

It is not possible that this document will cover all situations that may occur with regard to personal security transactions. We rely on our employees' operating with the clients' and NISA's best interests in mind. Any questions on the application of this policy to a particular situation should be directed to the Compliance Department. This policy will be reviewed each year by the Compliance Department and the President, and will be distributed annually to all employees.



(06/2004)

CODE OF ETHICS - D. POLITICAL CONTRIBUTIONS

NISA is committed to maintaining the integrity of its fiduciary duty to its government and public trust fund clients. In order to prevent the practice of making contributions to government officials, candidates, or trustees of public funds in order to influence the awarding/retention of advisory contracts (known as "pay-to-play"), employees are prohibited from making certain political contributions.

Employees are prohibited from making contributions to any state or local officer or candidate for state or local office for whom the employee cannot vote.

Employees are permitted to make limited contributions to state or local officials or candidates for state or local office for whom the employee can vote. These contributions cannot exceed an aggregate $250 annually. This aggregate includes contributions made by the employee's immediate family. For the purpose of this policy, immediate family shall mean spouse and dependents only.

Employees must disclose annually any contributions according to disclosure procedures proscribed by the Compliance Department.


(06/2004)

CODE OF ETHICS - E. GIFT POLICY

In order to reinforce the perception to clients and vendors that all of our business transactions take place on a professional and ethical level, NISA has instituted this policy governing gifts. If you accept or confer business-related gifts or favors, directly or indirectly, you may place yourself and NISA in a compromising position. Accepting and conferring gifts can be a questionable practice and you must be acutely sensitive to this. To this end, NISA has adopted the following guidelines, and expects all employees to comply:

     o GIFTS FROM VENDORS THAT COMPETE FOR NISA'S BUSINESS (I.E., BROKER/DEALERS). Gifts offered under any circumstances that indicate the primary purpose of the gift is to influence you in the performance of your job cannot be accepted. Gifts that are a show of gratitude for past business are individual gifts that maybe acceptable, provided they meet the following conditions: a) gifts that are consumable (i.e., not have a nominal value of more than $50; or b) food, drinks, etc.) must be shared with the entire office. In addition, cash or cash equivalents (i.e., gift certificates) in any amount may not be accepted. Gifts that are in the form of entertainment (i.e., sports events, meals out, etc.) may be accepted provided that the nominal value of the entertainment (meal or event) is no more than $50 (per employee).

     o GIFTS FROM OTHER SOURCES. In general, employees may accept gifts from clients and other business associates; however, any business-related gift should be evaluated by the recipient for appropriateness, considering the nature of the gift (e.g., cash and cash equivalents are NOT appropriate), and the relationship of the gift giver. Employees are encouraged to share consumable gifts with co-workers.

     o GIFTS TO CLIENTS, CUSTOMERS OR PROSPECTIVE CLIENTS. In general, employees may not provide any business-related gift to a client, customer or prospective client if the purpose of the gift is to influence the recipient in the performance of their job, including influencing the awarding/retention of advisory contracts.

Employees who receive or confer gifts that are in violation of this policy should notify the President or his designated representative. Employees who violate the gift policy will be subject to disciplinary action, up to and including termination of employment and legal action.

This policy is intended to provide guidance, and cannot anticipate every possible gift, gift source or gift recipient. Employees must use their own discretion to determine whether a gift(s) violate the stated policy (e.g., numerous gifts over the course of a year would be inappropriate). Questions concerning this policy should be addressed to the President or his designated representative.



(06/2004)



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